SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 1, 2007

ISIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

1896 Rutherford Road
Carlsbad, CA 92008
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On February 1, 2007, Jeffrey M. Jonas started his employment with Isis Pharmaceuticals, Inc. (the “Company”) as the Company’s Executive Vice President.

As part of his employment, Dr. Jonas is eligible to receive:

•                  a one-time signing bonus of $75,000;

•                  a base salary of $485,000 per year;

•                  an at-risk opportunity to earn a year-end management by objective bonus (MBO);

•                  an option to purchase 130,000 shares of the Company’s common stock at an exercise price of $10.77 per share;

•                  senior level relocation benefits; and

•                  healthcare and retirement benefits offered to all the Company’s employees.

In addition, the Company entered into a severance benefit agreement with Dr. Jonas (the “Severance Agreement”).

The Severance Agreement provides Dr. Jonas severance benefits as follows:

•                  In the event his employment is terminated without cause by the Company on or before February 1, 2008, he will be eligible to receive salary continuation equal to his then current base salary, less payroll deductions and withholdings until the sooner to occur of the date he secures new employment or the twelve-month anniversary of the date of his termination; and

•                  If within the first twelve months of a specified change in control, his employment is terminated without cause by the Company or the acquirer, or he elects to terminate his employment because in his sole judgment his job responsibilities are significantly reduced, he will receive a severance payment equal to a total of 24 months of his then current base salary, less payroll deductions and withholdings.

The description of the Severance Agreement set forth above is qualified in its entirety by reference to the full and complete terms set forth in such agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Severance Agreement dated February 1, 2007 between the Company and Jeffrey M. Jonas.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Isis Pharmaceuticals, Inc.

Dated: February 1, 2007	By:	/s/ B. Lynne Parshall
B. Lnne Parshall
Executive Vice President,
Chief Financial Officer and Director

INDEX TO EXHIBITS

10.1	Severance Agreement dated February 1, 2007 between the Company and Jeffrey M. Jonas.